Exhibit 10.1
SECURITIES PURCHASE AGREEMENT
          This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of the 1st day of July, 2008 (the “Effective Date”) by and between MiddleBrook Pharmaceuticals, Inc., a Delaware corporation, with its principal office at 20425 Seneca Meadows Parkway, Germantown, Maryland 20876 (the “Company”), and EGI-MBRK, L.L.C., a Delaware limited liability company (the “Purchaser”).
          WHEREAS, the Company desires to issue and sell to the Purchaser, for an aggregate purchase price of $99,999,999, (i) 30,303,030 shares (the “Shares”) of the authorized but unissued shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) and (ii) a warrant in the form attached as Exhibit A to purchase an aggregate of 12,121,212 shares of Common Stock (the “Warrant”); and
          WHEREAS, contemporaneously with and as a condition to the execution of this Agreement, the parties hereto are entering into a Registration Rights Agreement under which the Company has agreed to provide certain registration rights under the Securities Act, the Rules and Regulations promulgated thereunder and applicable state securities laws; and
          WHEREAS, contemporaneously with and as a condition to the execution of this Agreement, the Company is entering into employment agreements with John Thievon and David Becker (the “Employment Agreements”), which shall be effective as of the Closing; and
          WHEREAS, contemporaneously with and as a condition to the execution of this Agreement, the Purchaser and the Company are entering into voting agreements with certain significant stockholders of the Company identified on Schedule I relating to the Company Stockholder Approval and certain other matters (the “Voting Agreements”); and
          WHEREAS, contemporaneously with and as a condition to the execution of this Agreement, the Company is entering into the Deerfield Agreement with the Deerfield Entities, Deerfield Management, L.P., Kef Pharmaceuticals, Inc. and Lex Pharmaceuticals, Inc.; and
          WHEREAS, the Purchaser wishes to purchase the Shares and the Warrant on the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:
     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:
          “Affiliate” of a party means any corporation or other business entity controlled by, controlling or under common control with such party. For this purpose “control” shall mean direct or indirect beneficial ownership of fifty percent (50%) or more of the voting or income interest in such corporation or other business entity.
          “Agreement” has the meaning set forth in the preamble above.

          “Aggregate Purchase Price” has the meaning set forth in Section 2.1 below.
          “Alternative Proposal” has the meaning set forth in Section 8.6 below.
          “Antitrust Laws” has the meaning set forth in Section 8.5(a) below.
          “Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by Law or other governmental action to close.
          “Buy-In” has the meaning set forth in Section 6.2(b) below.
          “Bylaws” has the meaning set forth in Section 3.1 below.
          “Certificate of Incorporation” has the meaning set forth in Section 3.1 below.
          “Change in Recommendation” means if the Company Board (A) withdraws, modifies or qualifies, or proposes publicly to withdraw, modify or qualify, in any manner adverse to the Purchaser, the Company Recommendation, (B) takes any public action or make any public statement in connection with the Stockholders Meeting inconsistent with such Company Recommendation or (C) approves or recommends, publicly proposes to approve or recommend, or fails to recommend against, any Alternative Proposal.
          “Closing” has the meaning set forth in Section 2.2 below.
          “Closing Date” means the date of the Closing.
          “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations published thereunder.
          “Common Stock” has the meaning set forth in the recitals above.
          “Company” has the meaning set forth in the preamble above.
          “Company Board” has the meaning set forth in section 3.5 below.
          “Company Intellectual Property” has the meaning set forth in Section 3.9(b) below.
          “Company Recommendation” has the meaning set forth in Section 8.4(a) below.
          “Company Stockholder Approval” means the approval by the affirmative vote of the holders of a majority of shares of Common Stock present or represented by proxy at the Stockholders Meeting of (a) the issuance of the Shares and the Warrant as required by NASDAQ Rules and (b) the amendment to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan to increase the number of shares of Common Stock available for grant by 7,000,000 shares.
          “Contract” has the meaning set forth in Section 3.2 below.

          “Covered Securities” has the meaning set forth in Section 3.26 below.
          “Deerfield Agreement” means that Agreement, dated July 1, 2008, by and among the Company, the Deerfield Entities, Deerfield Management, L.P., Kef Pharmaceuticals, Inc. and Lex Pharmaceuticals, Inc.
          “Deerfield Entities” means Deerfield Private Design Fund, L.P., a Delaware limited partnership, Deerfield Private Design International, L.P., a British Virgin Islands limited partnership, Deerfield Special Situations Fund, L.P., a Delaware limited partnership, and Deerfield Special Situations Fund International Limited, a British Virgin Islands limited company
          “Deerfield Warrant” means the warrants to purchase Common Stock held by Deerfield Entities.
          “Disposition” has the meaning set forth in Section 4.9 below.
          “Effective Date” has the meaning set forth in the preamble above.
          “EMEA” has the meaning set forth in Section 3.25(b) below.
          “Employment Agreements” has the meaning set forth in the recitals above.
          “Employee Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA and all equity-based incentive, deferred compensation, retiree medical, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary.
          “Environmental Laws” has the meaning set forth in Section 3.23 below.
          “Equity Securities” means any class of capital stock of, or other profit or voting interests in, the Company and all securities convertible into or rights to purchase capital stock of or such interests in the Company, if any, including any Equity Security Equivalent (as defined below) and any and all other equity securities of the Company or securities convertible into or exchangeable for such securities or issued as a distribution with respect to or in exchange for such securities.
          “Equity Security Equivalent” means any option, warrant, right or similar security or right exercisable into, exchangeable for, or convertible to Equity Securities.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations and interpretations published thereunder.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company or any Subsidiary and which, together with the

Company or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.
          “Expenses” means the costs and expenses of a party in connection with this Agreement and the transactions contemplated hereby, including all out-of-pocket expenses (including, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.
          “FDA” has the meaning set forth in Section 3.25(a) below.
          “Financial Statements” has the meaning set forth in Section 3.7 below.
          “FTC” has the meaning set forth in Section 5.1(g) below.
          “GAAP” has the meaning set forth in Section 3.7 below.
          “Government Entity” has the meaning set forth in Section 3.2 below.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Irreparable Breach” has the meaning set forth in Section 9.8(c) below.
          “Issuance Closing” has the meaning set forth in Section 8.16(b) below.
          “Kef Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated November 7, 2007, by and among Deerfield Private Design International Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situation International Limited, Deerfield Private Design Fund, L.P., Deerfield Management, L.P., Kef Pharmaceuticals, Inc. and the Company.
          “Kef Stock Purchase Right” means the Company’s option to purchase all of the outstanding capital stock of Kef Pharmaceuticals, Inc. pursuant to Section 2.1 of the Kef Stock Purchase Agreement.
          “knowledge of the Company” or any other similar term or knowledge qualifier means the knowledge of any of the senior executive officers of the Company, in each case including facts of which such individual should be aware in the reasonably prudent exercise of his duties.
          “Law” has the meaning set forth in Section 3.2 below.

          “Lex Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated November 7, 2007, by and among Deerfield Private Design International Fund, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situation International Limited, Deerfield Private Design Fund, L.P., Deerfield Management, L.P., Lex Pharmaceuticals, Inc. and the Company.
          “Lex Stock Purchase Right” means the Company’s option to purchase all of the outstanding capital stock of Lex Pharmaceuticals, Inc. pursuant Section 2.1 of the Lex Stock Purchase Agreement.
          “Lien” has the meaning set forth in Section 3.2 below.
          “Lock-up Agreements” has the meaning set forth in Section 3.26 below.
          “Lock-up Period” has the meaning set forth in Section 3.26 below.
          “Management Transition Committee” has the meaning set forth in Section 8.2 below.
          “Material Adverse Effect” has the meaning set forth in Section 3.1 below.
          “NASDAQ” has the meaning set forth in Section 3.2 below.
          “NASDAQ Rules” has the meaning set forth in Section 3.13 below.
          “New Securities” has the meaning set forth in Section 8.14(b) below.
          “Operative Agreements” means the Registration Rights Agreement, the Employment Agreements, the Warrant, the Voting Agreements and the Deerfield Agreement together with this Agreement.
          “Permitted Lien” has the meaning set forth in Section 3.9(a) below.
          “person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or Government Entity.
          “Placement Agent” has the meaning set forth in Section 4.8 below.
          “Proxy Statement” has the meaning set forth in Section 8.3(a) below.
          “Purchaser” has the meaning set forth in the preamble above.
          “Purchaser Party” has the meaning set forth in Section 8.13 below.
          “Registration Effective Date” has the meaning set forth in Section 8.7 below.
          “Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Effective Date, between the Company and the Purchaser.

          “Registration Statement” has the meaning set forth in Section 6.1(c) below.
          “Reserved Shares” has the meaning set forth in Section 3.4 below.
          “Rules and Regulations” means the rules and regulations of the SEC.
          “SEC” means the Securities and Exchange Commission.
          “SEC Documents” has the meaning set forth in Section 3.26 below.
          “Section 16” has the meaning set forth in Section 8.9 below.
          “Securities” means the Shares, the Warrant and the Underlying Shares.
          “Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.
          “Shares” has the meaning set forth in the recitals above.
          “Significant Subsidiary” has the meaning set forth in Section 3.1 below.
          “Stockholders Meeting” has the meaning set forth in Section 8.4(a) below.
          “Subsidiary” of any entity means another entity, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first entity.
          “Trading Day” means(a) if the Common Stock is listed or quoted on the Nasdaq Global Market, then any day during which securities are generally eligible for trading on the Nasdaq Global Market, or (b) if the Common Stock is not then listed or quoted and traded on the Nasdaq Global Market, then any Business Day.
          “Transfer” has the meaning set forth in Section 3.26 below.
          “Transfer Agent” has the meaning set forth in Section 6.2(b) below.
          “Underlying Shares” means the shares of Common Stock issuable upon exercise of the Warrant.
          “Voting Agreements” has the meaning set forth in the recitals above.
          “Warrant” has the meaning set forth in the recitals above.
     2. Purchase and Sale of Securities.
          2.1 Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company agrees to issue and sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, on the Closing Date, (a) 30,303,030 Shares and (b) a Warrant to purchase 12,121,212 Underlying Shares (which number of Underlying Shares equals 0.40 share of Common Stock for every one Share purchased by the Purchaser) having an exercise price of $3.90 per Underlying Share. The total purchase price payable by Purchaser for the Shares and the Warrant that Purchaser is hereby agreeing to purchase is $99,999,999 (the “Aggregate Purchase Price”).
          2.2 Closing. The closing of the transactions contemplated under this Agreement (the “Closing”) shall take place at the offices of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York 10019, counsel to the Company, on the second business day after the satisfaction or waiver of the conditions precedent set forth in Section 5.1 or at such other location, date and time as may be agreed upon between the Purchaser and the Company. At the Closing, the Company shall deliver to the Purchaser a single stock certificate representing the number of Shares purchased by the Purchaser and a single Warrant, each to be registered in the name of the Purchaser, or in such nominee’s or nominees’ name(s) as designated by the Purchaser in writing in the form of the Investor Questionnaire attached hereto as Appendix I, against payment of the Aggregate Purchase Price (less any amounts payable directly to the Deerfield Entities pursuant to the terms of the Deerfield Agreement) by wire transfer of immediately available funds to such account or accounts as the Company shall designate in writing.
     3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows:
          3.1 Incorporation. The Company has been duly incorporated and is a validly existing corporation in good standing under the laws of Delaware with full power and authority (corporate and other) to own, lease and operate, as the case may be, its properties and conduct its business as now conducted; and the Company is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of the business conducted by it, or its ownership or leasing of property, or its employment of employees or consultants therein, makes such qualification necessary, except where the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on or change in the condition (financial or otherwise), business, properties or results of operations of the Company (a “Material Adverse Effect”). The Company has not received notification, written or otherwise, that any proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification, and to the Company’s knowledge, no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect. The Company is not in violation of its charter or bylaws. Except as disclosed in the SEC Documents the Company does not own or control, directly or indirectly, any corporation, association or other entity. Complete and correct copies of the certificate of incorporation (the “Certificate of Incorporation”) and bylaws (the “Bylaws”) of the Company as in effect on the Effective Date have been filed by the Company with the SEC. The business described in the SEC Documents is carried on primarily by the Company and the

Company does not have any Subsidiary that constitutes a “Significant Subsidiary” as such term is defined in Item 1-02(w) of Regulation S-X.
          3.2 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the other Operative Agreements and to perform the transactions contemplated hereby and thereby. When executed and delivered, each of the Operative Agreements will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement and the other Operative Agreements and the consummation of the transactions herein and therein contemplated will not result in (a) any violation of the Certificate of Incorporation or Bylaws of the Company or (b) the creation of any pledge, lien, encumbrance, mortgage, hypothecation, charge, security interest, easement, title defect, conditional sale or other title retention agreement, judgment, interest, equitable interest, setoff or claim of any kind or nature, whether arising by agreement, Law or otherwise (“Lien”), other than a Permitted Lien, upon any assets or property of the Company pursuant to the terms or provisions of, or will not, in any material respect, conflict with, result in the breach or violation of, or constitute a breach or violation of any of the terms and provisions of, or constitute a default under any contract, agreement, license, understanding, indenture, mortgage, deed of trust, loan agreement, joint venture, lease (including without limitation any sale and leaseback arrangement), franchise, permit or other instrument or bond, debenture, note or other evidence of indebtedness, to which the Company is a party or by or to which it or its properties (including without limitation all Company Intellectual Property) or assets are or may be bound or subject (each, a “Contract”) or any law, order, ruling, rule, regulation, writ, assessment, injunction, judgment or decree of any government or governmental court, agency or body, domestic or foreign, having jurisdiction over the Company or over any of its respective properties (including without limitation all Company Intellectual Property) or Contracts (“Government Entity”) or by or to which they or such of its properties or Contracts are or may be bound or subject (each, a “Law”). No consent, approval, authorization or order of or qualification with any Government Entity is required for the execution, delivery and performance of this Agreement or the other Operative Agreements and the consummation by the Company of the transactions herein and therein contemplated, except such consents as may be required by NASDAQ Rules or under the HSR Act
          3.3 Litigation; Contracts. Except as disclosed in the SEC Documents, there are no actions, suits, claims, investigations or proceedings pending or, to the Company’s knowledge, threatened to which the Company or, to the Company’s knowledge, to which any of its directors or officers is a party, or to which any of its properties (including without limitation all Company Intellectual Property) or any Contract may be subject, at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency which, individually or in the aggregate, would reasonably be expected to prevent or to materially impede or delay the consummation of the transactions contemplated by this Agreement or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There are no Contracts of a character required to be described or referred to in the SEC Documents, and/or filed as an exhibit to, by the Securities Act, the Exchange Act or the Rules and Regulations which have not been accurately described in all material respects in the SEC Documents, and/or filed as an exhibit to such SEC Documents. Except to the extent disclosed in the SEC Documents, the Contracts described in the SEC Documents are in full force and effect and are valid agreements, enforceable by the Company, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles, and except where the enforceability and validity thereof would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No event has occurred, and no circumstances or condition exists, that (with or without notice or lapse of time) (a) has resulted or is reasonably likely to result in a breach, default, violation or waiver of any Contract or any provision thereof; (b) gives or is reasonably likely to give any party to any Contract the right to declare a breach, default or violation of or exercise any remedy under such Contract; (c) gives or is reasonably likely to give any party to any Contract the right to cancel, terminate, modify or be excused from performance of any obligations under such Contract; or (d) has resulted or is reasonably likely to result in a violation of any Law or in imposition of any fines, penalties, damages, injunctions, prohibitions or other sanctions, except in the cases of clauses (a), (b) and (c) where such breaches, defaults, violations, waivers, remedies, cancellations, terminations, modifications excuses or impositions would not reasonably by expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.4 Capitalization. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and have not been issued in violation of any preemptive rights or other rights to subscribe for or purchase securities. The authorized capital stock of the Company consists of (a) 225,000,000 shares of Common Stock, of which approximately 56,080,324 shares are outstanding on the date hereof and (b) 25,000,000 shares of preferred stock, of which no shares are outstanding on the date hereof. Except for options to purchase Common Stock issued under the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan and the warrants disclosed in the SEC Documents, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests. Set forth on Schedule II is the number of shares of Common Stock reserved as of the date hereof for issuance pursuant to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan and the warrants disclosed in the SEC Documents (the “Reserved Shares”). There are no voting agreements or other similar arrangements with respect to the Common Stock to which the Company is a party. The description of the Company’s stock option plans, employee stock purchase plans or similar arrangements, and the options or other rights granted and exercised thereunder, set forth in the SEC Documents accurately and fairly presents, in all material respects, the information required to be shown with respect to such plans, arrangements, options and rights . Except as described in the SEC Documents or as have been waived, no person or entity has the right to require the Company to register any securities of the Company under the Securities Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other person or entity. The issuance and sale of the Shares and the Warrant hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person or entity (other than the Purchaser) and, other than with respect to the Deerfield Warrant, will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.
          3.5 Authorization. The Shares and the Warrant have been duly and validly authorized for issuance and sale to the Purchaser pursuant to this Agreement and, when issued and delivered by the Company against payment therefor in accordance with the terms of this Agreement, will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any Lien. The Underlying Shares have been duly and validly authorized and reserved for issuance and, upon exercise of the Warrant in accordance with their terms, including payment of the exercise price therefore, the Underlying Shares will be validly issued, fully paid and nonassessable and will be sold free and clear of any Lien. No preemptive right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Securities or the issuance and sale thereof, other than those that have been expressly waived prior to the date hereof, those that will have been expressly waived prior to the Closing Dates, and those that will automatically expire upon or will not apply to the consummation of the transactions contemplated on the Closing Dates. No further approval or authorization of any stockholder, the board of directors of the Company (the “Company Board”) or others is required for the issuance and sale or transfer of the Securities, except for the Company Stockholder Approval and as may be required under the HSR Act. The Company and the Company Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the laws of the state of its incorporation, the Company’s organizational documents and any other agreement to which the Company is bound, which is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and the Purchaser’s ownership of the Securities. The Company does not have a stockholder rights plan or other “poison pill” arrangement.
          3.6 Accountants. PricewaterhouseCoopers LLP, whose report on the financial statements of the Company is filed with the SEC in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, are independent registered public accountants as required by the Securities Act and the Rules and Regulations. Except as described in the SEC Documents and as preapproved in accordance with the requirements set forth in Section 10A of the Exchange Act, to the Company’s knowledge, PricewaterhouseCoopers LLP has not engaged in any “prohibited activities” (as defined in Section 10A of the Exchange Act) on behalf of the Company.
          3.7 Financial Statements. The financial statements of the Company contained in the SEC Documents, together with the related schedules and notes (the “Financial Statements”): (a) present fairly, in all material respects, the financial position of the Company as of the dates indicated and the results of operations and cash flows of the Company for the periods specified; (b) have been prepared in compliance with requirements of the Securities Act and the Rules and Regulations and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods presented and present fairly, in all material respects, the information required to be stated therein (provided, however, that the statements that are unaudited are subject to normal year-end adjustments and do not contain certain footnotes required by generally accepted accounting principles); (c) comply with the antifraud provisions of the federal securities laws; and (d) describe accurately, in all material respects, the controlling principles used to form the basis for their presentation. There are no financial statements (historical or pro forma) and/or related schedules and notes that are required to be included in the SEC Documents that are not included as required by the Securities Act, the Exchange Act and/or the Rules and Regulations. Except as set forth in the Financial Statements, to the Company’s knowledge the Company has no material liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and liabilities of the type not required under GAAP to be reflected in the Financial Statements.
          3.8 No Changes. Subsequent to December 31, 2007, except as otherwise described in the SEC Documents, there has not been (a) any change, development or event that would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, (b) any transaction that is material to the Company, (c) any obligation, direct or contingent, that is material to the Company, incurred by the Company, (d) any change in the capital stock or outstanding indebtedness of the Company that is material to the Company, (e) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company, (f) any loss or damage (whether or not insured) that has been sustained or will have been sustained that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (g) any waiver by the Company of a material right or of a material debt owed to it, (h) any sale, assignment or transfer of any Company Intellectual Property or (i) any arrangement or commitment by the Company to do any of the acts described in subjections (a) through (h) above.
          3.9 Property.
               (a) Except as set forth in the SEC Documents: (i) the Company has good and marketable title to all properties and assets required for the continued conduct of its business as described in the SEC Documents as owned by it free and clear of any Lien, whether imposed by agreement, contract, understanding, Law, equity or otherwise, except for Permitted Liens (as defined below) or where any failure to have good and marketable title to such properties and assets, individually or in the aggregate, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (ii) the Company has valid and enforceable leases, including without limitation any leases that are the subject of any sale and leaseback arrangement, for all properties required for the continued conduct of its business as described in the SEC Documents as leased by it, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles. Except as set forth in the SEC Documents, the Company owns or leases all such properties as are necessary to its operations as now conducted or as proposed to be conducted. A “Permitted Lien” shall mean (i) Liens for taxes not yet due, (ii) mechanics Liens and similar Liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent and (iii) any Liens that individually or in the aggregate are not material.
               (b) Except as described in the SEC Documents, to the Company’s knowledge the Company owns or has valid, binding and enforceable licenses or other rights to use the patents and patent applications, inventions, copyrights, trademarks, service marks, trade names, service names, technology or know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights and excluding generally commercially available “off the shelf” software programs licensed pursuant to shrink wrap or “click and accept” licenses) necessary to conduct its business in the manner described in the SEC Documents (collectively, the “Company Intellectual Property”), except for any Company Intellectual Property the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Intellectual Property is free and clear of any Lien, whether imposed by agreement, contract, understanding, law, equity or otherwise, except for Permitted Liens or except as described in the SEC Documents. The Company is not obligated to pay a royalty, grant a license or provide other consideration to any third party in connection with the Company Intellectual Property other than as disclosed in the SEC Documents. Except as disclosed in the SEC Documents (i) the Company has not received any notice claiming infringement, misappropriation, or other conflict with asserted intellectual property rights of others resulting from the conduct of the business of the Company, (ii) the conduct of the business of the Company in the manner described in the SEC Documents does not and will not infringe, misappropriate, interfere or otherwise conflict with any valid issued patent claim or other intellectual property right of any third party known to the Company and (iii) no third party, including any academic or governmental organization, possesses rights to the Company Intellectual Property which, if exercised, would enable such party to develop products competitive to those of the Company. Except as disclosed in the SEC Documents, the Company has not received any notice and has no knowledge of (i) any actual or potential infringement, misappropriation or other violation by others of the Company Intellectual Property or (ii) any intellectual property of others that potentially conflicts or interferes with the Company Intellectual Property that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s knowledge, no claim of any patent or patent application (assuming the claims of patent applications issue as currently pending) included in the Company Intellectual Property is unenforceable or invalid except as described in the SEC Documents. Each former and current employee and independent contractor of the Company has signed and delivered one or more written contracts with the Company pursuant to which such employee or independent contractor assigns to the Company all of his, her or its rights in and to any inventions, discoveries, improvements, works of authorship, know-how or information made, conceived, reduced to practice, authored or discovered in the course of employment by or performance of services for the Company and any and all patent rights, copyrights, trademark and other intellectual property rights therein or thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company takes reasonable measures to protect the confidentiality of trade secrets and other confidential and proprietary information, including requiring all persons having access thereto to execute written non-disclosure agreements. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) the Company has at all times complied with all applicable Laws, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company, (ii) no claims have been asserted or, to the Company’s knowledge, threatened against the Company alleging a violation of any privacy or personal information or data rights, and (iii) the Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse.

          3.10 Tax Returns. The Company has timely filed all federal, state, local and foreign income and franchise tax returns required to be filed by the Company on or prior to the date hereof, and has paid all taxes shown thereon as due, and there is no tax deficiency that has been or, to the Company’s knowledge, might be asserted against the Company that could reasonably be expected to have a Material Adverse Effect. All tax liabilities are adequately provided for on the books of the Company.
          3.11 Transfer Taxes. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to the Purchaser will be, or will have been, fully paid or provided for by the Company and all Laws imposing such taxes will be or will have been fully complied with.
          3.12 Internal Controls. The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States and to maintain accountability for assets; (c) access to assets is permitted only in accordance with management’s general or specific authorization; (d) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (e) financial reporting and the preparation of financial statements for external purposes in accordance with GAAP are reliable.
          3.13 Audit Committee. The Company Board has validly appointed an audit committee whose composition satisfies the requirements of Rule 4350(d)(2) of the Rules of the NASDAQ (the “NASDAQ Rules”) and the Company Board and/or such audit committee has adopted a charter that satisfies the requirements of Rule 4350(d)(1) of the NASDAQ Rules. Such audit committee has reviewed the adequacy of its charter within the past 12 months.
          3.14 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act). Since the date of the most recent evaluation by the Company’s certifying officers of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company is in compliance in all material respects with all provisions currently in effect and applicable to the Company of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder or implementing the provisions thereof.
          3.15 Insurance. The Company maintains insurance with insurers of recognized financial responsibility of the types and in the amounts it reasonably believes to be adequate for its business and consistent with insurance coverage maintained by similar companies in similar businesses, including, but not limited to, insurance covering the acts and omissions of directors and officers, real and personal property owned or leased by the Company against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, all of which insurance is in full force and effect; and the Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not reasonably be expected to have a Material Adverse Effect.
          3.16 Losses. The Company has not sustained since December 31, 2007 any losses or interferences with its business from fire, explosion, flood or other calamity or natural disaster, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, other than any losses or interferences which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.17 Labor Disputes. No material labor dispute with employees of the Company exists or, to the Company’s knowledge, is imminent. No collective bargaining agreement exists with any of the Company’s employees and, to the Company’s knowledge, no such agreement is imminent.
          3.18 Nasdaq Global Market. The Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the Nasdaq Global Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from the Nasdaq Global Market. Except as disclosed in the Company’s Form 8-K filed on May 10, 2005, the Company has not received any notification that the SEC or the Nasdaq Stock Market LLC is contemplating terminating such registration or listing. The Company has taken all actions necessary to list the Shares and the Underlying Shares for quotation on the Nasdaq Global Market. The Company is in compliance with all corporate governance requirements of the Nasdaq Global Market except for such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect. The Company shall comply with all requirements of the NASDAQ with respect to the issuance of the Shares and the Underlying Shares and the listing of the Shares and the Underlying Shares on the Nasdaq Global Market and such other securities exchange or automated quotation system, as applicable. The Company Stockholder Approval is the only stockholder approval required in connection with the transactions contemplated by this Agreement.
          3.19 Investment Company. The Company is not and, after giving effect to the offering and sale of the Securities, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          3.20 Offering Materials. Other than the SEC Documents and the Operative Agreements, the Company has not distributed and, prior to the Closing Date, will not distribute, any offering materials in connection with the offering and sale of the Securities. The Company has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of the Company which would bring the offer, issuance or sale of the Securities, as contemplated by this Agreement, within the provisions of Section 5 of the Securities Act (other than pursuant to the Registration Rights Agreement).
          3.21 No Manipulation of Stock. Neither the Company nor, to its knowledge, any of its Affiliates has taken, directly or indirectly, any action designed to or which has constituted or which would reasonably be expected to cause or result, under the Exchange Act or otherwise, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
          3.22 Employment Matters. The Company is in compliance in all material respects with the terms of each Employee Benefit Plan, and with ERISA, the Code and all applicable Laws; to the Company’s knowledge, no unwaivable “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; no Employee Benefit Plan is subject to Title IV of ERISA; neither the Company nor any ERISA Affiliate made, or was required to make, contributions to any plan subject to Title IV of ERISA during the five (5) year period ending on the last day of the most recent plan year ended prior to the Closing Dates; no Employee Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA); and each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, the trust thereunder is exempt from taxation, and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification or tax exempt status.
          3.23 Environmental. Except as set forth in the SEC Documents: (a) the Company is in compliance in all material respects with all rules, Laws and regulations relating to the use, treatment, storage and disposal of toxic substances and protection of health or the environment (“Environmental Laws”) which are applicable to its business; (b) the Company has not received any notice from any governmental authority or third party of an asserted claim under Environmental Laws; (c), to the Company’s knowledge, the Company is not currently required to make future material capital expenditures to comply with Environmental Laws; and (d) to the Company’s knowledge, no property that is owned, leased or occupied by the Company has been designated a Superfund site pursuant to the Comprehensive Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), or otherwise designated as a contaminated site under applicable state or local law.
          3.24 Outstanding Loans to Officers or Directors; Related Party Transactions. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of the families of any of them. No transaction has occurred between or among the Company and its Affiliates, officers or directors or any Affiliate or Affiliates of any such officer or director that is required to be described in the SEC Documents that is not so described.
          3.25 Compliance.
               (a) The Company possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct its business as currently conducted, including without limitation all such certificates, authorizations and permits required by the United States Food and Drug Administration (the “FDA”) or any other federal, state or foreign agencies or bodies engaged in the regulation of pharmaceuticals or biohazardous materials, except where the failure to so possess such certificates, authorizations and permits, individually or in the aggregate, would not result in a Material Adverse Effect or except as disclosed in the SEC Documents. The Company has not received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.
               (b) Except to the extent disclosed in the SEC Documents, the Company has not received any written notices or statements from the FDA, the European Medicines Agency (the “EMEA”) or any other governmental agency, and otherwise has no knowledge or reason to believe, that (i) any new drug application or marketing authorization application for any product or potential product of the Company is or has been rejected or determined to be non-approvable or conditionally approvable; and (ii) any license, approval, permit or authorization to conduct any clinical trial of or market any product or potential product of the Company has been, will be or may be suspended or revoked, except in the cases of clauses (i) and (ii) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
               (c) To the Company’s knowledge, the preclinical and clinical testing, application for marketing approval of, manufacture, distribution, promotion and sale of the products and potential products of the Company is in compliance, in all material respects, with all Laws applicable to such activities, including without limitation applicable good laboratory practices, good clinical practices and good manufacturing practices, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect. The descriptions of the results of such tests and trials contained in the SEC Documents are accurate in all material respects. Except to the extent disclosed in the SEC Documents, the Company has not received any rapid alert notice or notification of failure to comply from the Medicines and Healthcare products Regulatory Agency, EMEA or any associated regulatory agencies, any notice of adverse finding, warning letter or clinical hold notice from the FDA or any non-U.S. counterpart of any of the foregoing, or any untitled letter or other correspondence or notice from the FDA or any other governmental authority or agency or any institutional or ethical review board alleging or asserting noncompliance with any Law applicable in any jurisdiction, except notices, letters and correspondence and non-U.S. counterparts thereof alleging or asserting such noncompliance as would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect. The Company has not, either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action relating to an alleged or potential lack of safety or efficacy of any product or potential product of the Company, or any violation of any material applicable Law or any clinical trial or marketing license, approval, permit or authorization for any product or potential product of the Company, except such notices or actions as would not reasonably be expected to have, individually or in the aggregate, have a Material Adverse Effect.
               (d) The Company is conducting its business in compliance with all other Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          3.26 SEC Documents. The Company has made available to Purchaser a true and complete copy of the Company’s Annual Report on Form 10-K for the year ended December

31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and each current report on Form 8-K (except for the information deemed to be furnished and not filed therewith) and the definitive proxy statement filed by the Company with the SEC during the period commencing on January 1, 2008 and ending on the date hereof. The Company will, promptly upon the filing thereof, also make available to the Purchaser all Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and definitive proxy statements filed by the Company with the SEC during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to the Purchaser pursuant to this sentence or pursuant to the immediately preceding sentence of this Section 3.26 being called, collectively, the “SEC Documents”). The Company has filed in a timely manner all documents that the Company was required to file under the Exchange Act during the 12 months preceding the date of this Agreement. As of their respective filing dates, the SEC Documents complied or, when filed, will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the SEC Documents contained or, when filed, will contain any untrue statement of a material fact or omitted or, when filed, will omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.
          3.27 Brokers, Finders, and Placement Agents. Except for Morgan Stanley & Co. Incorporated, the Company has not dealt with any broker, finder or placement agent in connection with the transactions contemplated by this Agreement, and, except for certain fees and expenses payable by the Company to Morgan Stanley & Co. Incorporated, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
          3.28 No Integrated Offering. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances within the prior six months that would require registration under the Securities Act of the issuance of the Securities to the Purchaser.
          3.29 No General Solicitation. Neither the Company nor, to the knowledge of the Company, any person acting for the Company, has conducted any “general solicitation” (as such term is defined in Regulation D) with respect to any of the Securities being offered hereby. The Company will not distribute any offering material in connection with the sale of the Securities prior to the Closing Dates, other than the Operative Agreements and the SEC Documents.
          3.30 Private Placement. The offer, sale and issuance of the Securities to the Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.
          3.31 S-3 Eligibility. The Company is eligible to use Form S-3 to register the Registrable Securities (as such term is defined in the Registration Rights Agreement) for sale by the Purchaser as contemplated by the Registration Rights Agreement.

          3.32 Disclosures. Neither the Company nor any person or entity acting on its behalf has provided the Purchaser or their agents or counsel with any information that constitutes or might constitute material, non-public information, other than the terms of the transactions contemplated hereby, except as has been provided pursuant to that certain confidentiality agreement dated April 21, 2008 between the Purchaser and the Company.
          3.33 Amendments to Certificate of Incorporation and Bylaws. The Company Board has resolved to solicit the requisite stockholder approval at the first annual meeting of the Company’s stockholders following Closing for the adoption of amendments to the Certificate of Incorporation and the Bylaws providing for the declassification of the Company Board and the annual election of all directors.
     4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company as follows:
          4.1 Authorization. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Operative Agreements and to perform the transactions contemplated hereby and thereby. When executed and delivered, each of the Operative Agreements will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles.
          4.2 Purchase Entirely for Own Account. The Purchaser is acquiring the Securities being purchased by it hereunder for its own account, and not for resale or with a view to distribution thereof in violation of the Securities Act. The Purchaser has not entered into an agreement or understanding with any other party to resell or distribute such Securities without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Securities pursuant to an effective registration statement under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold Securities for any period of time.
          4.3 Investor Status; Etc. The Purchaser certifies and represents to the Company that it is now, and at the time the Purchaser acquires any of the Securities, the Purchaser will be, an “Accredited Investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Purchaser’s financial condition is such that it is able to bear the risk of holding the Securities for an indefinite period of time and the risk of loss of its entire investment. The Purchaser has received, reviewed and considered all information it deems necessary in making an informed decision to make an investment in the Securities and has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company. Such due diligence investigation conducted by the Purchaser or any of its advisors or representatives does not modify, amend or affect the Purchaser’s right to rely on the Company’s representations and warranties contained in Section 3 of this Agreement.

          4.4 Shares Not Registered. The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.
          4.5 No Conflict. The execution, delivery and performance of this Agreement and the other Operative Agreements by the Purchaser and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (a) any provision of the organizational documents of the Purchaser, (b) any material agreement or instrument, permit, franchise, or license or (c) any Law applicable to the Purchaser or its respective properties or assets except, in the case of the foregoing clauses (b) and (c), such conflicts, violations or defaults which would not materially impede or delay or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          4.6 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.
          4.7 Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and are effective as of the Closing, except where the failure to obtain such consents, approvals, orders or authorizations would not materially impede or delay or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement.
          4.8 No Public Offering. The Purchaser has not received any information relating to the Securities or the Company, and is not purchasing the Securities as a result of, any form of general solicitation or general advertising, including but not limited to, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or pursuant to any seminar or meeting whose attendees were invited by any general solicitation or general advertising.
          4.9 Short Positions; Certain Trading Limitations. The Purchaser will not, at any time, use any of the Securities acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. The Purchaser (a) represents that on and from the time the Purchaser first became aware of the offering of the Shares until the date and time hereof neither it nor anyone acting on its behalf has engaged in and (b) covenants that for the period commencing on the date and time hereof and ending on the earlier to occur of (i) the Company’s issuance of a press release disclosing the transactions contemplated hereby and (ii) the Company’s filing of a Current Report on Form 8-K disclosing the transactions contemplated hereby, neither it nor anyone acting on its behalf will, engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in, or be characterized as, a sale, an offer to sell, a solicitation of offers to buy, disposition of, loan, pledge or grant of any right with respect to (collectively, a “Disposition”) the Common Stock of the Company by the Purchaser or any person or entity. Such prohibited hedging or other transaction would include without limitation effecting any short sale (whether or not such sale or position is “against the box”) or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to the Common Stock of the Company or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock of the Company. Notwithstanding the foregoing, nothing set forth above would prohibit the location and/or reservation of borrowable shares of Common Stock.
          4.10 Broker-dealer. The Purchaser is not a broker-dealer.
          4.11 Affiliates. To the knowledge of the Purchaser, the Purchaser is not an Affiliate of the Company.
     5. Conditions Precedent.
          5.1 Conditions to the Obligation of the Purchaser to Consummate the Closing. The obligation of the Purchaser to consummate the Closing and to purchase and pay for the Securities being purchased by it pursuant to this Agreement is subject to the satisfaction or waiver of the following conditions precedent:
               (a) The Company shall have obtained the Company Stockholder Approval.
               (b) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
               (c) The Registration Rights Agreement shall be in full force and effect.
               (d) The Employment Agreements shall not have been breached in any material respect by the Company.
               (e) The Voting Agreements shall be in full force and effect.
               (f) The Deerfield Agreement shall be in full force and effect and shall not have been amended or breached by any party thereto.
               (g) The Company shall have performed in all material respects all covenants herein required to be performed or observed by the Company on or prior to the Closing Date.
               (h) The Company shall have filed with NASDAQ a true and complete Notification Form: Listing of Additional Shares covering the Shares and the Underlying Shares.

               (i) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Government Entity and shall be pending.
               (j) The purchase of and payment for the Securities by the Purchaser shall not be prohibited by any Law. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the United States Department of Justice or the United States Federal Trade Commission (the “FTC”) challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn, terminated or finally resolved. All other necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Government Entity or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.
               (k) The Company shall have exercised the Kef Stock Purchase Right and the Lex Stock Purchase Right in accordance with the terms of the Kef Stock Purchase Agreement and the Lex Stock Purchase Agreement.
               (l) All instruments and corporate proceedings in connection with the transactions contemplated by this Agreement to be consummated at the Closing shall be reasonably satisfactory in form and substance to the Purchaser, the Purchaser shall have received an opinion of legal counsel to the Company substantially in the form of Exhibit B attached hereto, and the Purchaser shall have received such certificates of the Company’s officers as the Purchaser may have reasonably requested in connection with such transactions.
               (m) No stop order or suspension of trading shall have been imposed by NASDAQ, the SEC or any other Government Entity with respect to public trading in the Common Stock.
          5.2 Conditions to the Obligation of the Company to Consummate the Closing. The obligation of the Company to consummate the Closing and to issue and sell to the Purchaser the Securities to be purchased by it at the Closing is subject to the satisfaction or waiver of the following conditions precedent:
               (a) The Company shall have obtained the Company Stockholder Approval.
               (b) The representations and warranties contained herein of the Purchaser shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.
               (c) The Registration Rights Agreement shall be in full force and effect.
               (d) The Purchaser shall have performed in all material respects all covenants herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

               (e) No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, shall have been instituted before any Government Entity and shall be pending.
               (f) The sale of the Securities by the Company shall not be prohibited by any Law. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, any investigation opened by means of a request for additional information or otherwise shall have been terminated or closed and no action shall have been instituted by the United States Department of Justice or the FTC challenging or seeking to enjoin the consummation of this transaction, which action shall not have been withdrawn, terminated or finally resolved. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any Government Entity or of any other person with respect to any of the transactions contemplated hereby shall have been duly obtained or made and shall be in full force and effect.
               (g) The Purchaser shall have executed and delivered to the Company an Investor Questionnaire, in the form attached hereto as Appendix I, pursuant to which the Purchaser shall provide information necessary to confirm the Purchaser’s status as an “accredited investor” (as such term is defined in Rule 501 promulgated under the Securities Act) and to enable the Company to comply with the Registration Rights Agreement.
     6. Transfer, Legends.
          6.1 Securities Law Transfer Restrictions.
               (a) The Purchaser understands that the Securities have not been registered under the Securities Act or any state securities laws, and the Purchaser agrees that it will not dispose of the Securities unless (a) the resale of the Securities is registered under the Securities Act, or (b) such registration is not required under the Securities Act or any applicable state securities law due to the applicability of an exemption therefrom. In that connection, the Purchaser is aware of Rule 144 under the Securities Act and the restrictions imposed thereby.
               (b) The Purchaser acknowledges that no action has been or will be taken in any jurisdiction outside the United States by the Company or the Placement Agent that would permit an offering of the Securities, or possession or distribution of offering materials in connection with the issue of Securities, in any jurisdiction outside of the United States where action for that purpose is required. The Placement Agent is not authorized to make any representation or use any information in connection with the issue, placement, purchase and sale of the Securities.
               (c) The Purchaser hereby covenants with the Company not to make any sale of the Securities without complying with the provisions of the Operative Agreements and the Purchaser acknowledges that the certificates evidencing the Shares and each Warrant will be imprinted with a legend that prohibits their transference except in accordance therewith. The Purchaser acknowledges that there may occasionally be times when the Company, based on the advice of its counsel, determines that it must suspend a registration statement (a “Registration

Statement”) registering the Shares and Underlying Shares, until such time as an amendment to a Registration Statement has been filed by the Company and declared effective by the SEC or until the Company has amended or supplemented such Prospectus.
          6.2 Legends.
               (a) Each certificate representing any of the Shares or the Underlying Shares shall be endorsed with the legends set forth below, and the Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY IN CONNECTION WITH SUCH A DISPOSITION PURSUANT TO AN EXEMPTION, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT. THE SECURITIES REPRESENTED HEREBY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES.”
               (b) Upon the earlier of (i) registration for resale pursuant to the Registration Rights Agreement or (ii) the date that the Purchaser may resell a Security pursuant to Rule 144 without volume or manner restrictions, the Company shall (A) deliver to the transfer agent for the Common Stock (the “Transfer Agent”) irrevocable instructions that the Transfer Agent shall reissue a certificate representing shares of Common Stock without legends upon receipt by such Transfer Agent of the legended certificates for such shares, together with, if the sale is being made pursuant to Rule 144, a customary representation by the Purchaser that Rule 144 applies to the shares of Common Stock represented thereby, and (B) cause its counsel to deliver to the Transfer Agent one or more blanket opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. From and after the earlier of such dates, upon the Purchaser’s written request, the Company shall promptly, and in any event within 3 business days of receipt of such certificates, cause certificates evidencing the Purchaser’s Securities to be replaced with certificates which do not bear such restrictive legends, and Underlying Shares subsequently issued upon due exercise of the Warrant shall not bear such restrictive legends provided, if applicable, the Rule 144 certificate is provided. When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (1) the unlegended certificate is not delivered to the Purchaser within three (3)

Business Days of submission by the Purchaser of a legended certificate and supporting documentation to the Transfer Agent as provided above and (2) prior to the time such unlegended certificate is received by the Purchaser, the Purchaser, or any third party on behalf of the Purchaser or for the Purchaser’s account, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Purchaser of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to the Purchaser (for costs incurred either directly by the Purchaser or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by the Purchaser as a result of the sale to which such Buy-In relates. The Purchaser shall provide the Company written notice indicating the amounts payable to the Purchaser in respect of the Buy-In. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser.
               (c) The Company acknowledges and agrees that the Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, the Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.
     7. Termination.
          7.1 Termination. This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing only as follows:
               (a) by the Purchaser or the Company if the Closing shall not have been consummated by November 30, 2008, whether such date is before or after the date of the Company Stockholder Approval; provided, that the right to terminate the Agreement pursuant to this Section 7.1(a) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Closing to be consummated by such time; or
               (b) by the Purchaser or the Company if the Company Stockholder Approval shall not have been obtained at the Stockholders Meeting or any adjournment or postponement thereof; or

               (c) by the Purchaser if the Company Board shall (A) fail to authorize, approve or recommend the transactions contemplated by this Agreement or (B) effect a Change in Recommendation; or
               (d) by the Purchaser if the Company shall breach its covenant in Section 8.6 hereof (no solicitation); or
               (e) at any time by mutual agreement of the Company and the Purchaser; or
               (f) by the Purchaser, if there has been any breach of any representation or warranty or any material breach of any covenant of the Company contained herein and the same has not been cured within 15 days after notice thereof (it being understood and agreed by the Purchaser that, in the case of any representation or warranty of the Company contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7(f) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by the Company); or
               (g) by the Company, if there has been any breach of any representation, warranty or any material breach of any covenant of any Purchaser contained herein and the same has not been cured within 15 days after notice thereof (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation or warranty will be deemed to have been breached for purposes of this Section 7(g) only if such representation or warranty was not true and correct in all material respects at the time such representation or warranty was made by the Purchaser).
          7.2 Effect of Termination; Termination Fee.
               (a) Except as set forth in Section 7.2(b), any termination pursuant to this Section 7 shall be without liability on the part of any party, unless such termination is the result of a material breach of this Agreement by a party to this Agreement in which case such breaching party shall remain liable for such breach notwithstanding any termination of this Agreement.
               (b) In the event this Agreement is terminated pursuant to Section 7.1(c) above (failure of Company Board to recommend or Change in Recommendation) or Section 7.1(d) above (breach of no solicitation covenant), the Company shall pay to the Purchaser, by wire transfer of immediately available funds, the sum of (i) the Purchaser’s Expenses and (ii) $4,000,000. In the event this Agreement is terminated pursuant to Section 7.1(b) above (failure to obtain Company Stockholder Approval) and the Company enters into an agreement with respect to any Alternative Proposal within six (6) months following the termination of this Agreement, the Company shall, within three (3) Business Days after the consummation of the transactions contemplated by such an agreement, pay to the Purchaser, by wire transfer of immediately available funds, the sum of the Purchaser’s Expenses and $4,000,000.

     8. Covenants.
          8.1 Conduct of Business. The Company agrees that, except as expressly approved by the Purchaser in writing (which approval shall not be unreasonably withheld or delayed), between the Effective Date and the Closing Date, the Company (i) shall operate its business only in the ordinary course of business, shall not introduce any new method of management or operation and shall use reasonable best efforts to preserve its business intact, (ii) shall use its best efforts to keep available the services of its current officers, employees and consultants (other than Edward M. Rudnic and Robert C. Low) and (iii) shall use its best efforts to preserve the goodwill and present relationships with customers, vendors, distributors, licensors, licensees, creditors, business partners and others with which the Company has business relations. Without limiting the generality of the first sentence of this Section 8.1, between the Effective Date through the Closing Date, the Company shall not, except as expressly required or permitted by the terms of this Agreement, do or propose or agree to do any of the following without the prior written consent or direction of the Purchaser:
               (a) amend the Company’s Bylaws or Certificate of Incorporation, except as contemplated by this Agreement;
               (b) merge with or into or consolidate with any other Person;
               (c) issue or sell equity interests in the Company or any securities, option, warrants, calls or other rights to acquire such equity interests other than (i) the issuance of Reserved Shares and (ii) the grant of options or other rights in the ordinary course of business pursuant to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, provided that such grants shall not exceed 500,000 shares of Common Stock (on an as exercised basis) except as contemplated by the Employment Agreements;
               (d) enter into any material Contract;
               (e) abandon any rights under any material Contract, terminate, amend, modify or supplement the terms of any material Contract, or fail to honor or perform under any material Contract;
               (f) other than sales of inventory in the ordinary course of business or the disposition of obsolete or unutilized equipment, sell, lease, license, surrender, relinquish, transfer, convey, assign or otherwise dispose of any Company Intellectual Property or any other assets or property of the Company with an aggregate value in excess of $25,000;
               (g) create, permit, allow or suffer to exist any Lien, other than Permitted Liens, on any Company Intellectual Property or any other asset or property of the Company with an aggregate value in excess of $25,000;
               (h) borrow funds from any Person or make an advance to any Person, except for granting or obtaining trade credit terms in the ordinary course of business;
               (i) fail to maintain the properties and assets owned or leased by the Company in good repair and condition, reasonable wear and tear excepted;

               (j) institute, settle or agree to settle any litigation, action or proceeding before any court or Government Entity relating to the Company’s assets or properties, or modify in any manner that is adverse to the Company’s business, assets or property, rescind or terminate a material permit, allowance, or credit (or application therefor) relating to the Company’s business, assets or property;
               (k) permit any registration of any Company Intellectual Property to lapse or disclose to any person any trade secret included in the Company Intellectual Property unless the person to whom such disclosure is made has executed a written non-disclosure agreement that protects and prohibits further disclosure of the trade secret;
               (l) delay paying any account payable of the Company beyond the date on which it is due and payable except to the extent being contested in good faith;
               (m) increase the compensation payable or to become payable to any employee or consultant of the Company or, except as presently bound to do, grant or pay any bonus, severance or termination pay to, or enter into any bonus, employment, change of control or severance agreement with, any employee of the Company, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits with respect to any bonus, profit sharing trust, compensation, profit sharing, stock option, restricted stock pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee of the Company;
               (n) hire any new employee other than new hires who are taken on in the ordinary course of business, consistent with past practice;
               (o) conduct any operations or adopt any policies other than in the ordinary course of business consistent with past practice; or
               (p) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Section 3 hereof untrue or incorrect in any respect.
          8.2 Management Transition Committee. The parties shall establish, as soon as practicable after the execution of this Agreement, a committee (the “Management Transition Committee”) comprised of four (4) persons, two (2) of whom shall be designated by the Purchaser and two (2) of whom shall be designated by the Company. The Management Transition Committee shall remain in existence until the earlier of the Closing Date and the Termination Date and shall oversee and manage the transition process through the earlier of the Closing Date and the Termination Date. The Management Transition Committee will be kept apprised of all developments relating to the operation and management of the Company and the transition process. The Company will, and will cause its management to, (i) cooperate fully with the Management Transition Committee and consult with the Management Transition Committee on all matters affecting the transition process, (ii) arrange for the Purchaser’s representatives on the Management Transition Committee to have reasonable access to the management of the Company in the presence of one or more individuals designated by the Company, (iii) consider in good faith all advice offered by the Management Transition Committee with respect to such matters and (iv) provide to the Purchaser’s designees to the Management Transition Committee interim furnished office space at the Company’s headquarters reasonably necessary to allow the Management Transition Committee to conduct its transition efforts until the earlier of the Closing Date and the Termination Date. Notwithstanding the foregoing, the Management Transition Committee shall have no authority to bind or make agreements on behalf of the Company or the Purchaser or to issue instructions to or direct or exercise authority over the Company or the Purchaser or any of their respective officers, employees, advisors or agents or to waive or modify any provision of this Agreement.
          8.3 Preparation and Mailing of Proxy Statement.
               (a) As promptly as reasonably practicable following the Effective Date but in no event later than ten (10) business days thereafter, the Company shall prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the Company Stockholder Approval to be sought at the Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”); provided, that prior to filing the Proxy Statement, the Company will provide drafts thereof to the Purchaser, will give the Purchaser a reasonable time to review and comment thereon and will consider in good faith any comments made by the Purchaser. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. The parties shall cooperate with each other and provide to each other all information necessary in order to prepare the Proxy Statement, and shall provide promptly to the other party any information such party may obtain that could necessitate amending such document.
               (b) The Company shall, as promptly as practicable after receipt thereof, provide the Purchaser copies of any written comments and advise the Purchaser of any oral comments with respect to the Proxy Statement received from the SEC.
               (c) The Company shall cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the SEC informs the Company that it will not review, or completes its review, thereof. The Company shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the transactions contemplated hereby and the Company shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.
               (d) If at any time prior to the Closing Date, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which is required, in either party’s reasonable judgment, to be set forth in an amendment of, or supplement to, the Proxy Statement or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by the parties which should be set forth in an amendment of, or supplement to, the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall file as promptly as practicable with the SEC an amendment of or supplement to the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company; provided, that prior to filing any such amendment or supplement, the Company will provide drafts thereof to the Purchaser, will give the Purchaser a reasonable time to review and comment thereon and will consider in good faith any comments made by the Purchaser.
          8.4 Stockholder Meeting; Recommendation. The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of the stockholders of the Company (the “Stockholders Meeting”) on a date as promptly as practicable after the SEC informs the Company that it will not review, or completes its review, of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit the Company Stockholder Approval. The Company shall use all reasonable efforts to satisfy its obligations in the preceding sentence within forty-five (45) days after the SEC informs the Company that it will not review, or completes its review, of the Proxy Statement. The Company Board shall recommend the issuance of Shares and the Warrant as contemplated by this Agreement to the effect as set forth in Section 3.5 (the “Company Recommendation”).
          8.5 Consents and Approvals.
               (a) Subject to the terms and conditions of this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement, including, without limitation, (i) filings with the FTC and the Antitrust Division of the United States Department of Justice as required by the HSR Act, (ii) filings, if any, required under any other comparable antitrust Laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or under any other Law relating to the transactions contemplated by this Agreement. Each party will cause all documents that it is responsible for filing with any Government Entity under this Section 8.5 to comply in all material respects with all applicable Laws. Each party shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to this Section 8.5.
               (b) Upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using all reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Section 5 to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Government Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Government Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Government Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.
          8.6 No Solicitation. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date, without the express written consent of the Purchaser, the Company shall not, and the Company shall use its commercially reasonable efforts to cause its officers, directors, employees, accountants, counsel, financial advisors, consultants, financing sources and other advisors or representatives not to, directly or indirectly, (a) initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes an Alternative Proposal, (b) enter into any letter of intent, memorandum of understanding or other agreement, arrangement or understanding relating to any Alternative Proposal, (c) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data with respect to, or otherwise cooperate with or take any other action to facilitate any proposal that (i) constitutes any Alternative Proposal or (ii) requires the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement or (d) submit to the stockholders of the Company for their approval or adoption any Alternative Proposal or any amendment to the Certificate of Incorporation or Bylaws, or agree or publicly announce an intention to take any of the foregoing actions. For purposes of this Agreement, “Alternative Proposal” means any proposal or offer relating to any (A) direct or indirect acquisition of the Company, (B) merger or consolidation with or involving the Company, (C) acquisition of any portion of the stock or assets of the Company outside the ordinary course of business, (D) direct or indirect acquisition by the Company of any business, (E) joint venture involving the Company, (F) business or strategic investment by the Company in any business or (G) financing to be provided to or by the Company, which, in the case of clauses (D)-(G) of this sentence, would reasonably be expected to prevent or to materially impede or delay the consummation of the transactions contemplated by this Agreement.
          8.7 Lock-Up. The Company agrees that it will not, until 90 days after the effective date of the Registration Statement (the “Registration Effective Date”), offer to sell, solicit offers to purchase or sell any of its capital stock or securities convertible into or exchangeable or exercisable for its capital stock, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for its capital stock, without the prior written consent of the Purchaser; provided, however, that the foregoing shall not preclude the Company from issuing (i) Reserved Shares or (ii) stock options or Common Stock pursuant to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, provided that issuances under such plan shall not exceed 500,000 shares of Common Stock (on an as exercised basis) except as contemplated by the Employment Agreements. The Company has not offered to sell, solicited offers to purchase or sold any securities during the six months preceding the Effective Date, and the Company will not offer to sell, solicit offers to purchase or sell, any securities during the six months following the Effective Date, that would be required to be integrated with the offer and sale of the Securities so as to require registration of the offer and sale of the Securities under the Securities Act of 1933, as amended.
          8.8 Board Representation. Promptly after the date of this Agreement, the Company shall take all necessary corporate action, effective as of the Closing Date, to increase the size of the Company Board by two directors, which directorships shall be added to the class of directors with terms that expire the furthest from the Effective Date, and to fill such newly created directorships, effective as of the Closing Date, with directors designated by the Purchaser as set forth on Schedule III. For so long as the Purchaser and its Affiliates do not sell or otherwise dispose of fifty percent (50%) of the Shares and the Underlying Shares (on an as exercised basis) other than to Affiliates of the Purchaser, (i) the Purchaser shall be entitled to designate two directors to the Company Board and (ii) the Company shall take all necessary or appropriate action to assist in the nomination and election of the Purchaser’s designees as directors of the Company.
          8.9 Mergers. The Company agrees that it will not, prior to the date that is six (6) months from the Closing Date, consummate a merger or other consolidation that could result in short swing liability under Section 16 of the Securities Exchange Act of 1934 (“Section 16”) for the Purchaser; provided, however, that the foregoing shall not preclude the Company from entering into a definitive agreement with respect to such merger or other business combination.
          8.10 Corporate Existence. The Company shall, so long as the Purchaser beneficially owns any Securities, maintain its corporate existence in good standing and shall pay all its material taxes when due except for taxes which the Company reasonably disputes.
          8.11 Reservation of Common Stock. As of the Effective Date, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue Shares pursuant to this Agreement and Underlying Shares pursuant to any exercise of the Warrant.
          8.12 Reporting Status; Listing of Common Stock. The Company’s Common Stock is registered under Section 12 of the Exchange Act. Throughout the period during which the Registration Statement (as defined in the Registration Rights Agreement) is effective, the Company will use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination. The Company hereby agrees to use best efforts to maintain the listing of the Common Stock on the Nasdaq Global Market, and as soon as reasonably practicable following the Closing (but not later than the earlier of the Effective Date and the first anniversary of the Closing Date) to list all of the Shares and Underlying Shares on the Nasdaq Global Market. The Company further agrees, if the Company applies to have the Common Stock traded on any national securities exchange other than the Nasdaq Global Market it will include in such application all of the Shares and Underlying Shares, and will take such other action as is necessary to cause all of the Shares and Underlying Shares to be listed on such other national securities exchange as promptly as possible. The Company will use best efforts to continue the listing and trading of its Common Stock on the Nasdaq Global Market and will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Nasdaq Global Market.
          8.13 Indemnification of Purchaser. Subject to the provisions of this Section 8.13, the Company will indemnify and hold the Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title), each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other persons with a functionally equivalent role of a person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any such Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by the Company in this Agreement or in the other Operative Documents. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, such Purchaser Party shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by the Company in writing, (ii) the Company has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the Company and the position of such Purchaser Party, in which case the Company shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. The Company will not be liable to any Purchaser Party under this Agreement (i) for any settlement by a Purchaser Party effected without the Company’s prior written consent, which shall not be unreasonably withheld or delayed; or (ii) to the extent, but only to the extent, that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by such Purchaser Party in this Agreement or in the other Operative Documents.
          8.14 Participation Rights.
               (a) For so long as the Purchaser and its Affiliates do not sell or otherwise dispose of fifty percent (50%) of the Shares and the Underlying Shares (on an as exercised basis) other than to Affiliates of the Purchaser, the Company grants the Purchaser a participation right to purchase the Purchaser’s pro rata share of New Securities that the Company may, from time to time, propose to sell and issue after the Closing Date. The Purchaser’s pro rata share, for purposes of this participation right, is the ratio of the number of shares of fully-diluted Common Stock owned by the Purchaser immediately before the issuance of New Securities, assuming full exercise of the Warrant held by the Purchaser, to the total number of fully diluted shares of Common Stock outstanding immediately before the issuance of New Securities, assuming full conversion, exchange and/or exercise of all outstanding Equity Security Equivalents.
               (b) As used in this Agreement, the term “New Securities” means any of the Company’s capital stock, whether or not now authorized, and rights, options, or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; provided that the term “New Securities” expressly does not include:
                    (i) shares of capital stock issuable or issued to the Company’s officers, directors, employees, consultants, or advisors pursuant to the Amended and Restated Advancis Pharmaceutical Corporation Stock Incentive Plan, or other employee stock incentive programs, or other arrangements approved by the Company Board for the primary purpose of soliciting or retaining such parties’ services, or upon exercise or conversion of options, warrants, or convertible securities granted to such parties pursuant to any such plan or arrangement;
                    (ii) shares of capital stock issuable or issued upon the exercise, exchange, adjustment, or conversion of any outstanding Equity Security Equivalents that are disclosed in the SEC Documents;
                    (iii) shares of capital stock issuable or issued as a dividend or distribution on capital stock or otherwise issuable or issued pursuant to any other event for which proportional adjustment is made under the Company’s then effective Certificate of Incorporation;
                    (iv) shares of capital stock issuable or issued pursuant to the acquisition of another corporation or other business entity by the Company by merger, stock purchase, purchase of all or substantially all of such entity’s assets, or other reorganization, or pursuant to a joint venture agreement or strategic partnership;
                    (v) shares of capital stock issuable or issued in connection with any public offering;
                    (vi) shares of capital stock issuable or issued pursuant to any stock dividend, stock split, share combination, reverse stock split, reorganization, recapitalization, or other reclassification affecting the Company’s equity securities for which a proportional adjustment has been made under the Company’s then-effective Certificate of Incorporation; or
                    (vii) any right, option, or warrant to acquire any security exercisable for or convertible into the securities excluded from the definition of New Securities pursuant to Section 8.14(b)(i) through Section 8.14(b)(vi).

               (c) If the Company proposes to issue New Securities, then the Company will give the Purchaser written notice of the Company’s intention, describing the type of New Securities, their price, and the general terms upon which the Company proposes to issue the New Securities. The Purchaser will have seven (7) business days after any such notice is mailed or delivered to agree to purchase its pro rata share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company and stating in such notice the quantity of New Securities to be purchased.
               (d) If the Purchaser fails to exercise fully the participation right within seven (7) business days, then the Company will have 150 days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby will be closed, if at all, within 150 days from the date of such agreement) to sell the New Securities with respect to which the Purchaser’s participation right specified in this Section 8.14 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to the Purchaser pursuant to Section 8.14(c). If the Company has not sold such New Securities within such 150-day period or if the Company has not entered into an agreement to sell the New Securities in accordance with the foregoing within 150 days from the date of such agreement, then the Company will not thereafter issue or sell any New Securities, without first again offering such securities to the Purchaser in the manner provided in this Section 8.14.
          8.15 Exercise of Kef and Lex Stock Purchase Rights. The Company shall, prior to Closing, exercise the Kef Stock Purchase Right and the Lex Stock Purchase Right pursuant to the terms and conditions of the Kef Stock Purchase Agreement and the Lex Stock Purchase Agreement, respectively.
          8.16 Amendments to Certificate of Incorporation and Bylaws. At the first annual meeting of the Company’s stockholders following Closing, the Company shall duly take all lawful action to solicit the requisite stockholder approval to adopt amendments to the Certificate of Incorporation and Bylaws providing for the declassification of the Company Board and the annual election of all directors.
     9. Miscellaneous Provisions.
          9.1 Public Statements or Releases. The Company shall, by 8:30 a.m. Eastern time on the business day following the date hereof, issue a press release and file a Current Report on Form 8-K, copies of each of which shall be provided to the Purchaser for review, disclosing the transactions contemplated hereby and shall make such other filings and notices in the manner and time required by the SEC. The Company and the Purchaser shall consult with each other in issuing any press releases and/or filing any Current Reports on Form 8-K or other such SEC Documents with respect to the transactions contemplated hereby, and none of the parties to this Agreement shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided, that nothing in this Section 9.1 shall prevent any of the parties hereto from making such public announcements as may be required by applicable Law or NASDAQ Rule or listing standard, but to the extent not inconsistent with such requirements, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.
          9.2 Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.
          9.3 Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.
          9.4 Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.
          9.5 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be in writing and shall be sent by postage prepaid first class mail, courier or telecopy or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder, and shall be deemed sufficient upon receipt when delivered personally or by courier, overnight delivery service or confirmed facsimile, or three (3) business days after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below:
(a)	All correspondence to the Company shall be addressed as follows:
20425 Seneca Meadows Parkway
Germantown, Maryland 20876
Attention:      Edward M. Rudnic, Ph.D.
                      President and Chief Executive Officer
Facsimile:      (301) 944-6700
with a copy to
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York
Attention:       Frederick W. Kanner, Esq.
Facsimile:       (212) 259-6333

(b)	All correspondence to the Purchaser shall be addressed as follows:
c/o Equity Group Investments, L.L.C.
Two North Riverside Plaza
Chicago, IL 60606
Attention: General Counsel and William Pate
Telephone: (312) 454-0100
Facsimile: (312) 454-0335
with a copy to
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Suite 2100
Chicago, IL 60606
Attention:      Peter C. Krupp
                      Susan S. Hassan
Facsimile:      312-407-0411
               (c) Either party may change the address to which correspondence to it is to be addressed by written notification as provided for herein.
          9.6 Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.
          9.7 Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable Laws of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.
          9.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial; Injunctive Relief.
               (a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.
               (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware and the Federal courts of the United States of America located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.
               (c) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an “Irreparable Breach”). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party’s reasonable costs, including attorney’s fees, incurred in connection with defending such action. Such remedies shall not be the parties’ exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.
          9.9 Amendments. This Agreement may not be amended or modified except pursuant to an instrument in writing signed by the Company the Purchaser.
          9.10 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.
          9.11 Expenses. Except as otherwise provided in Section 7.2(b), each party will bear its own Expenses in connection with this Agreement; provided, that the Company will reimburse the Purchaser at Closing for all of the Purchaser’s Expenses in connection with this Agreement.
          9.12 Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. No party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, however, that the Purchaser may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company; provided, that no such assignment shall affect the obligations of the Purchaser hereunder. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the other party.
          9.13 Survival. The respective representations and warranties given by the parties hereto shall survive the Closing Date and the consummation of the transactions contemplated herein.

          9.14 Counterpart. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
          9.15 Entire Agreement. This Agreement and the other Operative Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersede all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser.
          9.16 Costs of Enforcement. In the event that legal proceedings are commenced by any party to this Agreement against another party to this Agreement in connection with this Agreement or the other Operative Agreements, the non-prevailing party in such proceedings shall pay the reasonable attorneys’ fees and other reasonable out-of-pocket costs and expenses incurred by the prevailing party in such proceedings.
[Signature Page to Follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement as of the day and year first above written.

MIDDLEBROOK PHARMACEUTICALS, INC.

By: Name:	/s/ Edward M. Rudnic Edward M. Rudnic, Ph.D.
Title:	President and Chief Executive Officer

EGI-MBRK, L.L.C.

By: Name:	/s/ Philip G. Tinkler Philip G. Tinkler
Title:	Vice President

Solely for purposes of guarantying the obligations of EGI-MBRK, L.L.C. under Section 2 of this Securities Purchase Agreement:

EGI-FUND (08-10) INVESTORS, L.L.C. a Delaware limited liability company

By: Name:	/s/ William C. Pate William C. Pate
Title:	Vice President
[Signature Page to Securities Purchase Agreement]

Exhibit A
FORM OF WARRANT
Attached.
Exhibit A-1

Exhibit B
LEGAL OPINION
Exhibit B-1

Schedule I
STOCKHOLDERS ENTERING INTO VOTING AGREEMENTS
Schedule I-1

Schedule II
RESERVED SHARES
Schedule II-1

Schedule III
DIRECTORS DESIGNATED BY THE PURCHASER
Schedule III-1

Appendix I
FORM OF INVESTOR QUESTIONNAIRE
Appendix I-1